Exhibit 21


                       Subsidiaries of Atrion Corporation
                             As of December 31, 2001

                                                  State of
          Subsidiary                           Incorporation       Ownership
--------------------------------------------------------------------------------
Atrion Medical Products, Inc.                     Alabama             100%
Halkey-Roberts Corporation                        Florida             100%
Quest Medical, Inc.                                Texas              100%
AlaTenn Pipeline Company LLC                      Alabama             100%
Atrion Leasing Company LLC                        Alabama             100%
Atrion International, Inc.                       U.S. V. I.           100%
--------------------------------------------------------------------------------



                                     - 72 -